Exhibit 4.1

Execution Version

FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

This First Amendment (this “Amendment”) to the Registration Rights Agreement is made and entered into as of April 5, 2010, by and between BreitBurn Energy Partners L.P., a Delaware limited partnership (“BBEP”), and Quicksilver Resources Inc., a Delaware corporation (“Quicksilver”).  Capitalized terms used herein and not otherwise defined are used as defined in the Registration Rights Agreement, dated as of November 1, 2007, between BBEP and Quicksilver (as amended, the “Registration Rights Agreement”).

WHEREAS, the Registration Rights Agreement was made and entered into in connection with the issuance on November 1, 2007 of the Acquired Units pursuant to the Contribution Agreement, dated as of September 11, 2007, by and between BreitBurn Operating L.P., a Delaware limited partnership, and Quicksilver (as amended, the “Contribution Agreement”);

WHEREAS, BBEP agreed to provide the registration and other rights set forth in the Registration Rights Agreement for the benefit of Quicksilver pursuant to the Contribution Agreement;

WHEREAS, BBEP prepared and filed the Registration Statement (File Number 333-153179) with the Securities and Exchange Commission (the “SEC”), and the SEC declared the Registration Statement effective on October 28, 2008, all in accordance with Section 2.1 of the Registration Rights Agreement;

WHEREAS, the Registration Statement has remained continuously effective under the Securities Act since October 28, 2008;

WHEREAS, BBEP has been involved in litigation with Quicksilver relating to matters other than the Registration Rights Agreement since October 31, 2008 (the “Litigation”);

WHEREAS, in connection with the Litigation, BBEP, Quicksilver, Provident Energy Trust, Randall H. Breitenbach and Halbert S. Washburn entered into the Settlement Agreement dated April 5, 2010 (the “Settlement Agreement”), pursuant to which BBEP and Quicksilver agreed to the dismissal of the Litigation in exchange for mutual promises and covenants; and

WHEREAS, BBEP and Quicksilver have agreed to amend the Registration Rights Agreement pursuant to the Settlement Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

I.           AMENDMENT.

A.           Section 2.2 of the Registration Rights Agreement shall be amended by deleting (i) the second proviso of the first sentence of Section 2.2(a) and (ii) the penultimate sentence of Section 2.2(a).

B.           Section 2.2 of the Registration Rights Agreement shall be amended by deleting the third sentence of Section 2.2(a) and replacing it with a new third sentence that reads as follows:

“Each such Holder shall then have three Business Days after receiving such notice to request inclusion of Registrable Securities in the Underwritten Offering.”

C.           Section 2.2 of the Registration Rights Agreement shall be amended by inserting a new subsection (c) thereof that reads as follows:

“(c)           Notwithstanding any provision to the contrary in this Section 2.2, Quicksilver shall have the right to include its Common Units in any Underwritten Offering subject to this Section 2.2 in a number up to the greater of (i) 20% of the number of Common Units to be sold in such Underwritten Offering or (ii) the number of Common Units that Quicksilver could include in such Underwritten Offering without regard to this Section 2.2(c), provided that Quicksilver complies with the notice provisions for requesting inclusion of its Registrable Securities in any such Underwritten Offering as set forth in this Section 2.2.”

D.           Article III of the Registration Rights Agreement shall be amended by inserting a new Section 3.15 at the end thereof that reads as follows:

“Section 3.15.  Termination.  Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.9, 2.10 and 2.11 of this Agreement shall terminate on the date that is the three month anniversary of the date on which Quicksilver ceases to be an affiliate of BBEP.”

II.           MISCELLANEOUS.

A.           Full Force and Effect.  Except to the extent modified hereby, the Registration Rights Agreement shall remain in full force and effect.

B.           Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

C.           Governing Law.  The Laws of the State of New York shall govern this Amendment.

D.           Effectiveness.  This Amendment shall be effective as of the Effective Time (as such term is defined in the Settlement Agreement).

[Signature Page Follows]

Exhibit 4.1

Execution Version

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BREITBURN ENERGY PARTNERS L.P.

By:	BreitBurn GP, LLC,
its general partner

	By:	/s/Halbert S. Washburn
	Name:	Halbert S. Washburn
	Title:	Chief Executive Officer

QUICKSILVER RESOURCES INC.

By:	/s/Glenn Darden
Name:	Glenn Darden
Title:	President and Chief Executive Officer